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                              THE DIAL CORPORATION
                                   EXHIBIT 99

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. The Dial Corporation (the "Company") intends to qualify both its written and oral forward-looking statements for protection under the PSLRA.

         To qualify oral forward-looking statements for protection under the PSLRA, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the PSLRA.

         Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

FACTORS THAT MAY AFFECT FUTURE RESULTS AND FINANCIAL CONDITION

         The Company's future results and financial condition are dependent upon the Company's ability to successfully develop, manufacture and market consumer products. Inherent in this process are a number of factors that the Company must successfully manage to achieve favorable future operating results and financial condition. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, but are not limited to, the factors discussed below.
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INTENSE COMPETITION IN THE CONSUMER PRODUCTS INDUSTRY

         The consumer products industry, particularly its detergent, personal care and air freshener categories, is intensely competitive. Among the Company's most significant competitors are large companies, including The Procter & Gamble Company, Lever Brothers Co. (a division of Unilever plc), and Colgate-Palmolive Company. These companies have greater financial resources than the Company and may be willing to commit significant resources to protecting their own market shares or to capturing market share from the Company. As a result, the Company may need to incur greater costs than previously incurred for trade and consumer promotions and advertising to preserve or improve market share and to introduce and establish new products and line extensions. At the same time, the Company may need to undertake additional production-related costs-cutting measures to enable it to respond to competitors' price cuts and marketing efforts without reducing the Company's margins. There can be no assurance that the Company will be able to make such additional expenditures or implement such cost-cutting measures or that, if made or implemented, they will be effective.

CONSUMER PRICING PRESSURES

         Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, the Company may need to engage in price-cutting initiatives for some of its products to respond to competitive and consumer pressures. The failure of the Company's sales volumes to grow sufficiently to improve overall revenues and income as a result of a competitive price reduction could have a material adverse effect on the financial performance of the Company.

TRADE CUSTOMER PRICING PRESSURES; COMPETITIVE RETAIL ENVIRONMENT

         The Company faces pricing pressures from its trade customers. Because of the competitive retail environment, retailers have increasingly sought to reduce inventory levels and obtain pricing concessions from vendors. In addition, because consumer products companies, including the Company, have historically offered end-of-quarter discounts to achieve quarterly sales goals, trade customers have been inclined to delay inventory restocking until quarter-end. Since August 1996, the Company has reduced end-of-quarter discounts to retailers and has changed its sales incentive structure to emphasize not only quarterly review targets but also trade spending management and other personal performance targets. The reduction in discounts has not had, and the Company believes it will not have, a material adverse effect on sales although there can be no assurance in that regard. The Company is also subject to the risk that high-volume customers could seek alternative pricing concessions or better trade terms. The Company's performance is also dependent upon the general health of the retail
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environment and could be materially adversely affected by changes therein and by the financial difficulties of retailers.

DEPENDENCE OF KEY CUSTOMERS

         The Company's top ten customers accounted for 40% of net sales in 1998. Wal-Mart Stores Inc. (and its affiliate, SAM's Club) ("Wal-Mart") was the Company's largest customer, accounting for 17% of the Company's net sales in 1998. The loss of, or a substantial decrease in the volume of purchases by, Wal-Mart or any of the Company's other top customers could have a material adverse effect on the Company's results of operations.

PRICE VOLATILITY OF RAW MATERIALS; SINGLE SOURCE SUPPLIER

         While the Company believes that is may, in certain circumstances, be able to respond to price increases for certain raw materials by increasing sales prices, rapid increases in the prices of such raw materials could have a material adverse impact on financial results. For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.16 and $0.28 per pound from January 1, 1995 to July 3, 1999. Recently, the price of tallow has been trading near the lower end of this historical range. Because the majority of the competitors' soap products use considerably less tallow in their bar soap products, the Company may not be able to increase the prices of its Dial bar soaps in response to increases in tallow prices. In addition, the antibacterial agent, Triclosan, which is the active ingredient used in Liquid Dial products, is sourced from a single supplier. Although the Company has an adequate supply of Triclosan for its current and foreseeable needs, a significant disruption in this supply could have a short-term material adverse impact on the Company's financial results. The Company seeks to mitigate the risk by entering into contracts to provide up to six-month supplies of tallow, Triclosan and packaging materials. Long-term hedging opportunities against price increases for these items are generally not available.

DEPENDENCE ON DOMESTIC MARKETS; RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

         While a number of the Company's competitors have diversified their revenues to include a strong international component, the Company is currently dependent primarily on sales generated in the U.S. (89% of sales in 1998). With respect to a number of the Company's most significant product categories, including detergents and bar soaps, the U.S. markets are mature and characterized by high household penetration. The Company's unit sales growth in these domestic markets will depend on increasing usage by consumers and capturing market share from competitors. There can be no assurance
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that the Company will succeed in implementing its strategies to achieve such domestic growth.

         To reduce its dependence on domestic revenues, the Company has adopted a strategy to further penetrate international markets. In implementing this strategy, the Company faces barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because the Company plans to develop its international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, the Company may also be subject to risks associated with such acquisitions, ventures, arrangement and alliances, including those relating to the marriage of different corporate cultures and shared decision-making. In addition, because the Company's current international distribution capabilities are extremely limited, the Company will also need to acquire a distribution network or enter into alliances with existing distributors before it can effectively conduct operations in new markets. There can be no assurance that the Company will succeed in increasing its international business in a profitable manner, and a failure to expand this business may have a material adverse effect on the Company.

         The Company has a significant number of registered foreign trademarks as well as pending foreign trademark applications. There can be an assurance that the Company will successfully register any foreign trademark for which applications are currently pending or that such trademarks, once registered, together with any existing registered foreign trademarks, will be protected in the foreign markets in which they are used.

RISKS OF POTENTIAL ACQUISITIONS

         As previously disclosed, the Company recently acquired Freeman and Sarah Michaels. The Company may acquire or make substantial investments in complementary businesses or products in the future. The Freeman and Sarah Michaels acquisitions entailed, and any future acquisitions or investments would entail, various risks, including the difficulty of assimilating the operations and personnel of the acquired business or products, the potential disruption of the Company's ongoing business and, generally, the potential inability of the Company to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on the Company's financial results. Future acquisitions and investments by the Company also could result in substantial cash expenditures, potentially dilutive issuance of equity securities, the incurrence of additional debt and contingent liabilities, and amortization
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expenses relating to goodwill and other intangible assets, which could adversely affect the Company's financial results and condition. The Company engages from time to time in discussions with respect to potential acquisitions, some of which may be material.

ADVERSE PUBLICITY; PRODUCT RECALL

         Certain news broadcasts by major U.S. television and radio networks have focused on the use of antibacterial agents to kill germs on various surfaces. Triclosan, the active ingredient in Liquid Dial, has also been a focus of these broadcasts. Although none of the broadcasts disputed that Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by non-antibacterial soap products. Although the Company has test results that it believes prove that Triclosan provides consumers with additional protection in limiting exposure to bacterial-related diseases, there can be no assurance the adverse publicity stemming from these broadcasts will not adversely affect the Company's sales of its antibacterial soap products and its results of operations.

         Because the Company shares the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products, the Company faces the risk that consumer preferences and perceptions with respect to any of the Company's Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.

         From time to time, consumer product companies, including Dial, have had to recall certain products for various reasons, which costs of recall or other liabilities could be material to such companies. To date, the Company has not made any product recalls that have been material to the Company's financial condition. In addition, adverse publicity regarding any such product recall could have a material adverse effect on the Company.

ENVIRONMENTAL CONCERNS REGARDING DETERGENT COMPOUND

         Nonlyphenol ethoxylate ("NPE") is an ingredient used in the Company's liquid and powder detergent products. Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from NPE as it decomposes and the adverse impact on the reproductive health of certain aquatic animals exposed to those compounds. Although to the best of the Company's knowledge none of the studies undertaken on NPE have demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will in fact demonstrate such a link or demonstrate other adverse environmental consequences. Current government regulations do not impose any restrictions on the use
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of NPE, or impose any liability on any of the businesses that utilize NPE in the products they manufacture. The Company believes, however, that a number of governmental agencies in North America and Europe are discussing formal regulations of NPE in the environment. The Company is in the process of reformulating its detergents to eliminate this compound ingredient. The additional expense the Company expects to incur as a result of this reformulation is not expected to have a material adverse impact on the Company's financial results. In addition, the Company believes that it will not incur any significant environmental liability as a result of the use of NPE in its products.

DEPENDENCE ON KEY PERSONNEL

         The operation of the Company requires managerial expertise. Of the Company's key personnel, only the Chief Executive Officer has an employment contract with the Company. There can be no assurance that any of the Company's key employees will remain in the Company's employ. The loss of such key personnel could have a material adverse effect on the Company's operations.

TURNOVER; EMPLOYEE RELATIONS

         Primarily as a result of the restructuring of its business, the Company discharged approximately 950 salaried and non-salaried employees during 1995 and 1996. In addition, the Company experienced greater aggregate voluntary turnover of salaried employees in 1996 and 1997 than the industry average. Although the Company believes that it presently has sufficient staffing, there can be no assurance that the Company would not be materially adversely affected by any future significant voluntary turnover of salaried or other employees.

         Four of the Company's eight plants in the U.S. are unionized. The Company's contract with the United Food and Commercial Workers Union (covering approximately 300 employees at the Company's Aurora, Illinois plant) is scheduled for renegotiation in August 1999. There can be no assurance that this contract can be renegotiated on terms acceptable to the Company. In 1999, the Company successfully renegotiated its contracts with (i) the Paper, Allied-Industrial, Chemical and Energy Workers International Union (covering approximately 85 employees at the Company's Bristol, Pennsylvania plant) which now expires in May 2000; and (ii) the United Food and Commercial Workers Union (covering approximately 420 employees at the Company's Fort Madison, Iowa plan) which now expires in September 2003. In 1998, the Company successfully renegotiated its contract with the International Brotherhood of Teamsters (covering approximately 335 employees at the Company's St. Louis, Missouri plant and Madison County, Illinois distribution center), which now expires in July 2001. Although the Company believes that its relations with the employees are satisfactory, there can be no
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assurance that the Company will not face labor disputes in the future or that any such disputes will not be material to the Company.

ENVIRONMENTAL MATTERS

         The Company is subject to a variety of environmental and health and safety laws in each jurisdiction in which it operations. These laws and regulations pertain to the Company's present and past operations.

         Since 1980, the Company has received notices or requests for information with respect to 27 sites that have been deemed "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active, 14 of which are inactive, and eight of which have been settled. The Company also is engaged in investigatory and remedial activities with respect to four closed plants previously operated by the Company's former parent. As of July 3, 1999, the Company has accrued in its financial statements approximately $3 million in reserves for expenses relating to Superfund sites and the clean-up of closed plant sites, which reserves it believes are adequate.

         The Company does not anticipate that the costs to comply with environmental laws and regulations or the costs related to Superfund sites and the clean-up of closed plant sites will have any material adverse effect on the Company's capital expenditures, earnings or competitive position; however, there can be no assurance that other developments, such as the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies will not result in material costs in the future.